Exhibit 3.5
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[Stamp of approval of the Division of  Corporations  and Commercial  Code of the
State of Utah Department of Commerce dated September 8, 1997, appears here]


                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION

                                       OF

                          SYNTHONICS TECHNOLOGIES, INC.
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         Charles S. Palm hereby certifies that:

     1. He is the Secretary of Synthonics Technologies, Inc., a Utah corporation (the "Corporation").

     2. Article IV., of the articles of incorporation of this Corporation is amended to read as follows:

                                   ARTICLE IV.
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     A.  This  Corporation  is  authorized  to issue two (2)  classes  of shares designated respectively "Common Stocks" and "Preferred Stock", and referred to herein as either Common Stock or Common Shares and Preferred Stock or Preferred Shares. The total number of shares of capital stock this Corporation shall have the authority to issue is Fifty Million Five Hundred and Fifty Thousand (50,550,000). No Fractional shares may be issued.

     B. Common Stock. The total number of shares of Common Stock this Corporation shall have the authority to issue is Fifty Million (50,000,000). The Common Stock shall have a stated par value of $0.01 per share. Each shall of Common Stock shall have, for all purposes one (1) vote per share. Subject to the cumulative dividend preference to holders of Preferred Stock as provided in Paragraph C. below. The shares of Common Stock are entitled to participate in any dividends available therefor in equal amounts per share on all outstanding Preferred and Common Stock. Subject to the provisions for the payment of the Liquidation Preference to the holders of Preferred Stock as provided in paragraph C., below, the Common Stock is entitled to participate in all distributions to shareholders made upon liquidation, dissolution or winding up of the Corporation in equal amounts per share as all outstanding Preferred and Common Stock. The holders of Common Shares issued and outstanding have and possess the right to receive notice of shareholders' meetings, and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

     C. Preferred Stock. The total number of shares of Preferred Stock this Corporation is authorized to issue is Five Hundred Fifty Thousand (550,000). The Preferred Stock shall have a stated par value of $10.00 per share. The designations, powers, preferences, rights and restrictions granted or imposed upon the Preferred Stock and holders thereof are as follows:

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               (1)  Dividend  Preference:  The  Preferred  Stock is  entitled to receive dividends on a cumulative basis at the rate of twelve percent (12%) of its stated par value per annum (the "Dividend
               Preference"),  payable  on a  quarterly  basis  on the  fifteenth
               (15th) day of the next month following the end of each fiscal quarter. Such dividends shall accrue from the date of issuance, whether or not earned. Dividends on the Preferred Shares shall be cumulative so that if dividends required to be paid on said shares are not paid or set apart for payment by the Board of Directors on or before fifteenth day of the month following the end of each fiscal quarter, in which the same are due, the rights thereof shall cumulate and remain due and payable by the Corporation. No dividends or other distributions may be made to the Common Stock during any fiscal year of the Corporation until dividends on the Preferred Stock in the amount of the Dividend Preference have been paid or set apart for payment.

               (2) Liquidation Preference:

                    (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of Preferred Stock, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the "Liquidation Preference"). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

                    (b) If, upon such liquidation, dissolution or winding up, the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Shares.

                    (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Preferred
                    Shares, the Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

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

                    (d) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this Paragraph C(2).

               (3) Redemption Rights. The Corporation, at the option of the Board of Directors, may at any time redeem all of the outstanding Preferred Stock by paying, in cash, a sum equal to the $10.50 per share for each Preferred Share so redeemed, less the aggregate amount of all previously paid dividends, through and including the date of redemption, hereinafter referred to as the "redemption price", by giving to each Preferred Shareholder of record at his or her last known address, as shown on the records of the Corporation at least thirty (30) days prior notice in writing, by first-class mail, postage prepaid, stating the date and plan of redemption, hereinafter called the "redemption notice". On or after the date fixed for redemption, each holder of shares called for redemption shall surrender his or her certificate(s) for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the redemption. price. If the redemption notice is duly given, and if sufficient funds are available therefor on the date fixed for redemption, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares shall terminate on the date fixed for redemption, except the right of the holders to receive the redemption price, without interest, on surrender of their certificates therefor. Shares redeemed by the Corporation shall be restored to the status of authorized but unissued shares of the Corporation.

               (4) Conversion Rights. At any time up to and including two (2) days before the date fixed for redemption of redeemable shares in a notice of redemption (as provided above), holders of the Preferred Shares being redeemed who endorse the share certificates and deliver them together with a written notice of their intent to convert to the corporation at its Principal office, shall be entitled to convert and receive five (5) shares of Common Stock for each share being converted at the rate of $2.00 per share of Common Stock being converted into. Such redemption is subject to the following adjustments, terms and conditions:

                    (a) If the number of outstanding shares of Common Stock has been increased or decreased since the initial issuance or the Preferred Stock (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the

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

                    holders or Preferred Stock shall equitably be adjusted by appropriate amendment of this article. The purpose of such adjustment is to preserve fairly and equitably (as far as reasonably possible) the original conversion rights of the Preferred shares being converted. No redemption notice pursuant to this article shall be given until an amendment to the articles required to effect this adjustment has been made.

                    (b) Shares converted under this article shall not be reissued. The corporation shall at all times reserve and keep available a sufficient number of authorized but unissued common shares, and shall obtain and keep in effect any required permits, to enable it to issue and deliver all common shares required to implement the conversion rights granted herein.

                    (c) No fractional shares shall be issued upon conversion, but the corporation shall pay cash for any fractional shares of Common Stock to which shareholders may be entitled, at the fair value of such shares at the time of conversion. Such fair value shall be determined by the board of directors.

               (5) Default Conversion Rights. If the Corporation is in default in the payment of any dividend to be paid to the holders of the Preferred Stock, as required under this Article, then, the holders of the Preferred Stock, at any time up to and including two (2) days before the date fixed for redemption of redeemable shares in a notice of redemption (as provided above), who endorse the share certificates and deliver them together with a written notice of their intent to convert to the corporation at its Principal office, shall be entitled to convert and receive seven
               (7) shares of Common Stock for each share being converted at the rate of $1.43 per share of Common Stock being converted into. Such conversion and redemption is subject to the adjustments, terms and conditions set forth in paragraph C(4)(a)(b) and (c) above.

     3. The foregoing amendment to the Articles of Incorporation was duly approved and adopted by the Corporation's Board of Directors on August 25, 1997.

     4. The foregoing amendment to the Articles of Incorporation has been duly approved and adopted by the shareholders, in accordance with the Utah Revised Business Corporation Act. The total number of outstanding shares of the Corporation is 16,512,437. The number of votes entitled to be cast is 16,512,437. The total number of votes indisputably represented and cast for the amendment is 9,687,803. The total number of votes cast for the amendment is sufficient for approval.

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     IN  WITNESS  WHEREOF,  We  certify  that  the  matters  set  forth  in this certificate are true and correct of our own knowledge.

         Dated: September 6, 1997                    /S/ Charles S. Palm
                                                     --------------------------
                                                     By:  Charles S. Palm
                                                     Its:  Secretary

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